NEWS RELEASE

September 16, 2008

President’s Letter to Current Technology’s Shareholders

On August 12, 2008 Current Technology Corporation (OTCBB:CRTCF) announced its subsidiary Star One Telematica SA had signed a Memorandum of Understanding (MOU) with the division of a leading multi-national group specializing in the design, manufacture and marketing of advanced systems and components for motor vehicles.  The MOU contemplated the integration of Celevoke Inc.’s (Celevoke) proprietary web-based Universal Telematics Solutions with the multi-national group’s hardware.  We are pleased to advise the results of the integration process, which is substantially complete, have exceeded the expectations of all parties to the MOU.  Based on the significant progress made during the past month, we believe the objective of having a market ready product by the end of 2008 should be achieved and anticipate the parties to the MOU will sign the formal agreement shortly.

Celevoke’s aforementioned success at the technical level has also opened the door for it to interact directly with a key European industry player with global reach.  We believe this may lead to the joint development of further product offerings in the near term, providing Celevoke the opportunity to further expand its proprietary intellectual property base and revenue generating capacity.

Earlier this summer, we provided an update on our initiative with the Travelers Inland unit of the Travelers Companies, Inc. which continues to progress.  We advised shareholders the Travelers risk control initiative was our first insurance-based initiative, but not our last.  We are pleased to report substantive negotiations are ongoing with several other insurance companies based in both North America and South America.  We believe we will be in a position to announce the successful conclusion of one or more of these negotiations during the Fourth Quarter of this year.

During the past several months, Celevoke has added significant depth to its management and sales teams who are in the process of meeting with existing distributors with a view to maximizing sales and marketing efforts over the coming weeks and months.  In addition, the newer members of the team are opening up their contacts, with the objective of generating significant sales to those prospective new sources.  We plan to report further on these developments as they unfold over the balance of the year.

As all of you are undoubtedly aware, Ike was a major hurricane which inflicted significant damage.  We are delighted to report Texas-based Celevoke’s storm preparations were a total success.  No wind or water damage was sustained, and Celevoke’s personnel, inventory and records are all safe and secure.  Celevoke is proceeding with its pre-hurricane plan to move the sales and marketing team from Liberty to Austin, Texas, an important technology center with an impressive talent pool.  In an unrelated matter, Current Technology has issued 1 million units for proceeds of $200,000 (all funds USD).  Each unit consists of one share and one warrant entitling the holder to purchase an additional share for $0.45 for 5 years.

In closing, we wish to thank you for your ongoing support.  This is an exciting time for your company.  We believe Celevoke is making significant progress towards its goal of becoming a global leader in the rapidly growing field of machine to machine communications.  We shall report future progress on a regular basis.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.  Celevoke is 56% owned by Current Technology Corporation.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696